Amendment to Investment Advisory Agreement

This is an Amendment to the Investment Advisory Agreement made and entered into between INVESCO Stock Funds, Inc., a Maryland corporation (the "Company") and INVESCO Funds Group, Inc., a Delaware corporation ("IFG"), as of the 28th day of February, 1997 (the "Agreement").

WHEREAS, the Company desires to have IFG perform investment advisory, statistical, research, and certain administrative and clerical services with respect to management of the assets of the Company allocable to the INVESCO Basic Value Fund, and IFG is willing and able to perform such services on the terms and conditions set forth in the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in the Agreement, it is agreed that the terms and conditions of the Agreement shall be applicable to the Company's assets allocable to the INVESCO Basic Value Fund, to the same extent as if the INVESCO Basic Value Fund was to be added to the definition of "Funds" as utilized in the Agreement, and that INVESCO Basic Value Fund shall pay IFG a fee for services provided to them by IFG under the Agreement 0.75% of the Fund's average net assets.

IN WITNESS WHEREOF, the parties have executed this Agreement on this 31st day of July, 2002.

                                INVESCO STOCK FUNDS, INC.


                                By: /s/ Raymond H. Cunningham
                                    -----------------------------------------
                                    Raymond H. Cunningham,
ATTEST:                             Vice President
/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary

                                INVESCO FUNDS GROUP, INC.


                                By: /s/ Ronald L. Grooms
                                    ----------------------------------------
                                    Ronald L. Grooms,
ATTEST:                             Senior Vice President

/s/ Glen A. Payne
------------------------
Glen A. Payne, Secretary